BNY MELLON FUNDS TRUST
Certificate of Amendment
The undersigned, Vice President of BNY Mellon Funds Trust (the "Trust"), a trust with transferrable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY to the Secretary of State of the Commonwealth of Massachusetts that, pursuant to the Trust's Amended and Restated Declaration of Trust dated June 5, 2000 (the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees of the Trust at a meeting duly called and held on December 7-8, 2015, the Declaration of Trust is amended to provide that the name of the following series of the Trust, previously duly authorized by the Board of Trustees of the Trust, is changed as follows:

Old Name of Series	New Name of Series

BNY Mellon Money Market Fund	BNY Mellon Government Money Market Fund
This Certificate of Amendment to the Declaration of Trust shall become effective on May 1, 2016.

IN WITNESS WHEREOF, the undersigned has executed this instrument this 14th day of April, 2016.
BNY MELLON FUNDS TRUST

By:	/s/ Joseph M. Chioffi
Joseph M. Chioffi, Vice President

STATE OF NEW YORK	)
	)	ss:
COUNTY OF NEW YORK	)

On this 14th day of April, 2016, before me personally came Joseph M. Chioffi, to me known, and known to me to be the person described in and who executed the foregoing instrument, and who duly acknowledged to me that he had executed the same.

/s/ Sarah S. Kelleher
Notary Public